Exhibit 3.1.5

CERTIFICATE OF MERGER

of

ALH FINANCE LLC

with and into

ALLIANCE LAUNDRY SYSTEMS LLC

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, Alliance Laundry Systems LLC, a Delaware limited liability company (the “Company”), submits the following Certificate of Merger for filing and hereby certifies the following information relating to the merger (the “Merger”) of ALH Finance LLC, a Delaware limited liability company (“ALH Finance LLC”), with and into the Company:

FIRST: The name and jurisdiction of formation of each of the limited liability companies which is to merge is:

Name	Jurisdiction

ALH Finance LLC	Delaware

Alliance Laundry Systems LLC	Delaware

SECOND: An Agreement and Plan of Merger and Plan of Reorganization, dated as of January 27, 2005, among ALH Finance LLC, the Company and ALH Holding Inc., a Delaware corporation (the “Agreement and Plan of Merger”) has been approved and executed by each of ALH Finance LLC and the Company in accordance with the requirements of Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the surviving limited liability company of the merger is Alliance Laundry Systems LLC.

FOURTH: The Certificate of Formation of Alliance Laundry Systems LLC will survive the merger without change and shall continue to be the certificate of formation of the surviving limited liability company.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Company. The address of the principal place of business of the Company is P.O. Box 990, Ripon, Wisconsin 54971-0990.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Company, on request and without cost, to any member of any constituent limited liability company to the Merger.

SEVENTH: The Merger shall become effective immediately upon the filing of this certificate with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, Alliance Laundry Systems LLC has caused this Certificate of Merger to be duly executed on this 27th day of January, 2005 and is being filed in accordance with Section 18-209 of the Delaware Limited Liability Company Act by an authorized person of the surviving limited liability company in the merger.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ THOMAS F. L’ESPERANCE
	Name:	Thomas F. L’Esperance
	Title:	Authorized Person